Exhibit 99.1

PRESS RELEASE

Partners Bancorp Reports Results of Operations for the Third Quarter 2022

SALISBURY, MD – October 31, 2022 – Partners Bancorp (NASDAQ: PTRS) (the “Company”), the parent company of The Bank of Delmarva (“Delmarva”), Seaford, Delaware, and Virginia Partners Bank (“Virginia Partners”), Fredericksburg, Virginia, reported net income attributable to the Company of $4.1 million, or $0.23 per share, for the three months ended September 30, 2022, a $1.4 million or 52.5% increase when compared to net income attributable to the Company of $2.7 million, or $0.15 per share, for the same period in 2021. For the nine months ended September 30, 2022, the Company reported net income attributable to the Company of $9.4 million, or $0.52 per share, a $3.5 million or 58.0% increase when compared to net income attributable to the Company of $5.9 million, or $0.33 per share, for the same period in 2021.

As previously disclosed, on November 4, 2021, the Company and OceanFirst Financial Corp. (“OceanFirst”) announced that they have entered into a definitive agreement and plan of merger pursuant to which the Company will merge into OceanFirst, with OceanFirst surviving, and following which Virginia Partners and Delmarva will each successively merge with and into OceanFirst Bank, N.A., with OceanFirst Bank surviving each bank merger. The mergers remain subject to receipt of all required regulatory approvals and fulfillment of other customary closing conditions. OceanFirst continues to work towards regulatory approval for the transaction. The one-year anniversary of the merger agreement is November 4, 2022. After that date, either party may (but is not obligated to) terminate the agreement without penalty.

As previously disclosed, on October 26, 2022, the Company’s board of directors declared a cash dividend of $0.04 per share, which is payable on November 17, 2022, to holders of record of its common stock as of the close of business on November 9, 2022.

The Company’s results of operations for the three months ended September 30, 2022 were directly impacted by the following:

Positive Impacts:

●	An increase in net interest income due primarily to a decrease in average interest-bearing deposit balances and lower rates paid, a decrease in average borrowings balances, an increase in average loan balances, an increase in yields earned on average cash and cash equivalents balances, and an increase in average investment securities balances and yields earned, which were partially offset by lower loan yields earned, and a decrease in average cash and cash equivalents balances. Net interest income was negatively impacted during the three months ended September 30, 2022 due to lower net loan fees earned related to the forgiveness of loans originated and funded under the Paycheck Protection Program (“PPP”) of the Small Business Administration;

●	A higher net interest margin (tax equivalent basis); and

●	Recording no losses or operating expenses on other real estate owned during the three months ended September 30, 2022.

Negative Impacts:

●	Recording a provision for credit losses as compared to a (reversal of) credit losses for the same period of 2021 due primarily to organic loan growth, which was partially offset by the current economic environment and the milder impact of the COVID-19 pandemic compared to September 30, 2021;

●	Recording losses on sales and calls of investment securities as compared to gains for the same period of 2021;

●	Reduced operating results from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC and lower mortgage division fees at Delmarva;

●	Expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market, including opening its new full-service branch and commercial banking office in Reston, Virginia during the third quarter of 2021; and

●	Merger related expenses of $167 thousand were incurred during the three months ended September 30, 2022 in connection with the Company’s pending merger with OceanFirst.

The Company’s results of operations for the nine months ended September 30, 2022 were directly impacted by the following:

Positive Impacts:

●	An increase in net interest income due primarily to lower rates paid on average interest-bearing deposit balances, a decrease in average borrowings balances, an increase in average loan balances, an increase in average cash and cash equivalents balances and yields earned, and an increase in average investment securities balances and yields earned, which were partially offset by lower loan yields earned, and an increase in average interest-bearing deposit balances. Net interest income was negatively impacted during the nine months ended September 30, 2022 due to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP;

●	A higher net interest margin (tax equivalent basis);

●	A significantly lower provision for credit losses due to the current economic environment and the milder impact of the COVID-19 pandemic compared to September 30, 2021; and

●	Recording gains on other real estate owned as compared to losses for the same period of 2021.

Negative Impacts:

●	Recording losses on sales and calls of investment securities as compared to gains for the same period of 2021;

●	Reduced operating results from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC and lower mortgage division fees at Delmarva;

●	Expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market, including opening its new full-service branch and commercial banking office in Reston, Virginia during the third quarter of 2021, and Delmarva opening its twelfth full-service branch at 26th Street in Ocean City, Maryland during the second quarter of 2021; and

●	Merger related expenses of $720 thousand were incurred during the nine months ended September 30, 2022 in connection with the Company’s pending merger with OceanFirst.

For the three months ended September 30, 2022, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.98%, 12.01% and 64.00%, respectively, as compared to 0.66%, 7.79% and 73.81%, respectively, for the same period in 2021.

For the nine months ended September 30, 2022, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.75%, 9.23% and 69.96%, respectively, as compared to 0.50%, 5.86% and 73.46%, respectively, for the same period in 2021.

The increase in net income attributable to the Company for the three months ended September 30, 2022, as compared to the same period in 2021, was driven by an increase in net interest income and lower other expenses, and was partially offset by a higher provision for credit losses, a decrease in other income and higher federal and state income taxes.

The increase in net income attributable to the Company for the nine months ended September 30, 2022, as compared to the same period in 2021, was driven by an increase in net interest income and a lower provision for credit losses, and was partially offset by a decrease in other income, higher other expenses, and higher federal and state income taxes.

Lloyd B. Harrison, III, the Company’s Chief Executive Officer, commented, “I am pleased with our operating results for the first nine months of 2022 as loan growth came in ahead of our internal targets. During the first nine months of 2022, the Company generated loan growth of 7.8% and finished the period maintaining strong asset quality. As a company, we have continued to focus on expanding and attracting new relationships in our existing and expansion markets and to improve our funding mix and cost. As a result of these efforts, the Company generated non-interest bearing demand deposit growth of 15.0% during the nine months ended September 30, 2022, which now represent 39.0% of total deposits at September 30, 2022 as compared to 34.2% of total deposits at December 31, 2021. As of September 30, 2022, the Company’s expansion into the Greater Washington market has added $96.4 million in net loans and $109.6 million in total deposits, including $83.9 million in non-interest bearing demand deposits. With our asset sensitive balance sheet, combined with rising interest rates, strong loan growth, the deployment of excess liquidity, and an improved funding mix and cost, we are pleased to report an expanded net interest margin. During the three and nine months ended September 30, 2022, our net interest margin improved by 0.62% and 0.22%, respectively, when compared to the same periods in 2021, and improved by 0.48% when compared to the second quarter of 2022. Despite the impact of $720 thousand in merger related expenses, lower net loan fees earned related to PPP loan forgiveness, and reduced operating results from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC due to a lower volume of loan closings during the first nine months of 2022, we are reporting improved earnings for the nine months ended September 30, 2022, with net income attributable to the Company increasing by 58.0% when compared to the same period of 2021.”

Harrison continued, “Throughout the balance of 2022, our focus will continue to be finding ways to increase the efficiencies of our combined organization, maintaining asset quality, prudently growing our loan portfolio and deploying excess liquidity. While we expect that we will continue to face economic and operational challenges related to the ongoing COVID-19 pandemic, geopolitical disruption in financial markets and economies, and inflationary pressures, we believe we are poised to continue to benefit from the recent rise in interest rates through an expanded net interest margin. Despite these challenges, with our current levels of liquidity and capital, combined with our emphasis on total relationship banking as well as our current pipeline of opportunities, we believe we are well positioned to deliver solid growth, increased profitability and enhanced shareholder value.”

Interest Income and Expense – Three Months Ended September 30, 2022 and 2021

Net interest income and net interest margin

Net interest income in the third quarter of 2022 increased by $3.0 million, or 25.0%, when compared to the third quarter of 2021. The Company’s net interest margin (tax equivalent basis) increased to 3.64%, representing an increase of 62 basis points for the three months ended September 30, 2022 as compared to the same period in 2021. The increase in the net interest margin (tax equivalent basis) was primarily due to higher average balances of loans, higher average balances of and yields earned on investment securities, higher yields earned on average interest bearing deposits in other financial institutions and federal funds sold, and lower average balances of and rates paid on interest-bearing liabilities, which were partially offset by a decrease in the yields earned on average loans, due primarily to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP, and lower average balances of interest bearing deposits in other financial institutions and federal funds sold. Total interest income increased by $2.4 million, or 16.9%, for the three months ended September 30, 2022, while total interest expense decreased by $595 thousand, or 27.3%, both as compared to the same period in 2021.

The most significant factors impacting net interest income during the three month period ended September 30, 2022 were as follows:

Positive Impacts:

●	Increases in average loan balances, primarily due to organic loan growth, which was partially offset by the forgiveness of loans originated and funded under the PPP;

●	Increases in average investment securities balances and higher investment securities yields, primarily due to management of the investment securities portfolio in light of the Company’s liquidity needs, lower accelerated pre-payments on mortgage-backed investment securities and higher interest rates over the comparable periods, partially offset by calls on higher yielding investment securities in the previously low interest rate environment;

●	Decrease in average interest bearing deposits in other financial institutions and federal funds sold, primarily due to loan growth outpacing deposit growth and higher investment securities balances, and higher yields on each due to higher interest rates over the comparable periods;

●	Decrease in average interest-bearing deposit balances and lower rates paid, primarily due to scheduled maturities of higher cost time deposits that were not replaced, partially offset by organic deposit growth in money market and savings accounts, and lower rates paid on average interest bearing demand, money market and time deposits; and

●	Decrease in average borrowings balances, primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from scheduled principal curtailments.

Negative Impacts:

●	Lower loan yields, primarily due to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP.

Loans

Average loan balances increased by $81.9 million, or 7.5%, and average yields earned decreased by 0.09% to 4.77% for the three months ended September 30, 2022, as compared to the same period in 2021. The increase in average loan balances was primarily due to organic loan growth, including growth in average loan balances of approximately $53.3 million related to Virginia Partners’ recent expansion into the Greater Washington market, which was partially offset by the forgiveness of loans originated and funded under the PPP. The decrease in average yields earned was primarily due to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP and pay-offs of higher yielding fixed rate loans, which were partially offset by repricing of variable rate loans and higher average yields on new loan originations. Total average loans were 72.3% of total average interest-earning assets for the three months ended September 30, 2022, compared to 69.4% for the three months ended September 30, 2021.

Investment securities

Average total investment securities balances increased by $27.5 million, or 21.6%, and average yields earned increased by 0.31% to 2.30% for the three months ended September 30, 2022, as compared to the same period in 2021. The increases in average total investment securities balances and average yields earned was primarily due to management of the investment securities portfolio in light of the Company’s liquidity needs, lower accelerated pre-payments on mortgage-backed investment securities and higher interest rates over the comparable periods, partially offset by calls on higher yielding investment securities in the previously low interest rate environment. During the third quarter of 2021, accelerated pre-payments on mortgage-backed investment securities caused the premiums paid on these investment securities to be amortized into expense on an accelerated basis thereby reducing income and yield earned. Total average investment securities were 9.5% of total average interest-earning assets for the three months ended September 30, 2022, compared to 8.1% for the three months ended September 30, 2021.

Interest-bearing deposits

Average total interest-bearing deposit balances decreased by $33.8 million, or 3.6%, and average rates paid decreased by 0.23% to 0.47% for the three months ended September 30, 2022, as compared to the same period in 2021, primarily due to scheduled maturities of higher cost time deposits that were not replaced, partially offset by organic deposit growth in money market and savings accounts, including average growth of approximately $12.4 million in interest-bearing deposits related to Virginia Partners’ recent expansion into the Greater Washington market, and a decrease in the average rate paid on interest bearing demand, money market and time deposits.

Borrowings

Average total borrowings decreased by $697 thousand, or 1.4%, and average rates paid increased by 0.09% to 4.01% for the three months ended September 30, 2022, as compared to the same period in 2021. The decrease in average total borrowings balances was primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from scheduled principal curtailments. The increase in average rates paid was primarily due to the decrease in the average balance of Federal Home Loan Bank advances which was a lower cost interest-bearing liability.

Interest Income and Expense – Nine Months Ended September 30, 2022 and 2021

Net interest income and net interest margin

Net interest income during the first nine months of 2022 increased by $5.1 million, or 14.9%, when compared to the first nine months of 2021. The Company’s net interest margin (tax equivalent basis) increased to 3.27%, representing an increase of 22 basis points for the nine months ended September 30, 2022 as compared to the same period in 2021. The increase in the net interest margin (tax equivalent basis) was primarily due to higher average balances of loans, higher average balances of and yields earned on investment securities, higher average balances of and yields earned on average interest bearing deposits in other financial institutions, higher yields earned on average federal funds sold, and lower rates paid on average interest-bearing liabilities, which were partially offset by a decrease in the yields earned on average loans, due primarily to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP, lower average balances of federal funds sold, and higher average balances of interest-bearing liabilities. Total interest income increased by $3.1 million, or 7.6%, for the nine months ended September 30, 2022, while total interest expense decreased by $2.0 million, or 28.6%, both as compared to the same period in 2021.

The most significant factors impacting net interest income during the nine months ended September 30, 2022 were as follows:

Positive Impacts:

●	Increases in average loan balances, primarily due to organic loan growth, which was partially offset by the forgiveness of loans originated and funded under the PPP;

●	Increases in average investment securities balances and higher investment securities yields, primarily due to management of the investment securities portfolio in light of the Company’s liquidity needs, lower accelerated pre-payments on mortgage-backed investment securities and higher interest rates over the comparable periods, partially offset by calls on higher yielding investment securities in the previously low interest rate environment;

●	Increase in average interest bearing deposits in other financial institutions, partially offset by a decrease in average federal funds sold, primarily due to deposit growth outpacing loan growth, and higher yields on each due to higher interest rates over the comparable periods;

●	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average interest bearing demand, money market and time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to organic deposit growth; and

●	Decrease in average borrowings balances, primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from maturities and payoffs of borrowings that were not replaced and scheduled principal curtailments, a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021, and offset by higher rates paid. The increase in average rates paid was primarily due to the decreases in the average balances of Federal Home Loan Bank advances and borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility, both of which were lower cost interest-bearing liabilities, partially offset by the early redemption of subordinated notes payable, which was a higher cost interest-bearing liability.

Negative Impacts:

●	Lower loan yields, primarily due to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP.

Loans

Average loan balances increased by $74.5 million, or 6.9%, and average yields earned decreased by 0.24% to 4.66% for the nine months ended September 30, 2022, as compared to the same period in 2021. The increase in average loan balances was primarily due to organic loan growth, including growth in average loan balances of approximately $53.9 million related to Virginia Partners’ recent expansion into the Greater Washington market, which was partially offset by the forgiveness of loans originated and funded under the PPP. The decrease in average yields earned was primarily due to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP and pay-offs of higher yielding fixed rate loans, which were partially offset by the repricing of variable rate loans and higher average yields on new loan originations. Total average loans were 71.0% of total average interest-earning assets for the nine months ended September 30, 2022, compared to 70.8% for the nine months ended September 30, 2021.

Investment securities

Average total investment securities balances increased by $15.9 million, or 12.3%, and average yields earned increased by 0.34% to 2.20% for the nine months ended September 30, 2022, as compared to the same period in 2021. The increases in average total investment securities balances and average yields earned was primarily due to management of the investment securities portfolio in light of the Company’s liquidity needs, lower accelerated pre-payments on mortgage-backed investment securities and higher interest rates over the comparable periods, partially offset by calls on higher yielding investment securities in the previously low interest rate environment. During the first nine months of 2021, accelerated pre-payments on mortgage-backed investment securities caused the premiums paid on these investment securities to be amortized into expense on an accelerated basis thereby reducing income and yield earned. Total average investment securities were 8.9% of total average interest-earning assets for the nine months ended September 30, 2022, compared to 8.5% for the nine months ended September 30, 2021.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $16.5 million, or 1.8%, and average rates paid decreased by 0.28% to 0.50% for the nine months ended September 30, 2022, as compared to the same period in 2021, primarily due to organic deposit growth, including average growth of approximately $20.5 million in interest-bearing deposits related to Virginia Partners’ recent expansion into the Greater Washington market, and a decrease in the average rate paid on interest bearing demand, money market and time deposits.

Borrowings

Average total borrowings decreased by $12.6 million, or 20.4%, and average rates paid increased by 0.52% to 4.03% for the nine months ended September 30, 2022, as compared to the same period in 2021. The decrease in average total borrowings balances was primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from maturities and payoffs of borrowings that were not replaced and scheduled principal curtailments, a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, and the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021. The increase in average rates paid was primarily due to the decreases in the average balances of Federal Home Loan Bank advances and borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility, which were lower cost interest-bearing liabilities, partially offset by the early redemption of subordinated notes payable, which was a higher cost interest-bearing liability.

Provision for (Reversal of) Credit Losses

The provision for credit losses in the third quarter of 2022 was $419 thousand, an increase of $449 thousand, or 1,496.7%, when compared to the (reversal of) credit losses of $30 thousand in the third quarter of 2021. The increase in the provision for credit losses during the three months ended September 30, 2022, as compared to the same period of 2021, was primarily due to organic loan growth, loans acquired in the Virginia Partners acquisition that have converted from acquired to originated status and higher net charge-offs, which were partially offset by a reduction of qualitative adjustment factors that had previously been increased in the allowance for credit losses related to the COVID-19 pandemic and the uncertainty in the economic environment. The provision for credit losses during the first nine months of 2022 was $803 thousand, a decrease of $1.8 million, or 68.7%, when compared to the provision for credit losses of $2.6 million during the first nine months of 2021. The decrease in the provision for credit losses during the nine months ended September 30, 2022, as compared to the same period of 2021, was primarily due to a reduction of qualitative adjustment factors that had previously been increased in the allowance for credit losses related to the COVID-19 pandemic and the uncertainty in the economic environment, and the reversal of a specific reserve on one loan relationship due to a large principal curtailment and improved performance, which were partially offset by higher net charge-offs, loans acquired in the Virginia Partners acquisition that have converted from acquired to originated status, and organic loan growth.

The provision for credit losses during the three and nine months ended September 30, 2022, as well as the allowance for credit losses as of September 30, 2022, represents management’s best estimate of the impact of the COVID-19 pandemic on the ability of the Company’s borrowers to repay their loans. Management continues to carefully assess the exposure of the Company’s loan portfolio to COVID-19 pandemic related factors, economic trends and their potential effect on asset quality. As of September 30, 2022, the Company’s delinquencies and nonperforming assets had not been materially impacted by the COVID-19 pandemic. In addition, as of September 30, 2022, all of the loan balances that were approved by the Company, on a consolidated basis, for loan payment deferrals or payments of interest only have either resumed regular payments or have been paid off.

Other Income

Other income in the third quarter of 2022 decreased by $834 thousand, or 40.2%, when compared to the third quarter of 2021. Key changes in the components of other income for the three months ended September 30, 2022, as compared to the same period in 2021, are as follows:

●	Service charges on deposit accounts increased by $30 thousand, or 13.3%, due primarily to increases in overdraft fees as a result of the easing of restrictions and the lifting of lockdowns in the Company’s markets of operation and Virginia Partners no longer automatically waiving overdraft fees which was previously done in an effort to provide all necessary financial support and services to its customers and communities, both as related to the ongoing COVID-19 pandemic as compared to the same period of 2021;

●	(Losses) gains on sales and calls of investment securities increased by $8 thousand, or 310.1%, due primarily to Virginia Partners recording losses of $5 thousand on sales or calls of investment securities during the third quarter of 2022, as compared to recording no losses on sales or calls of investment securities during the same period of 2021. In addition, during the third quarter of 2021, Delmarva recorded gains of $3 thousand on sales or calls of investment securities, as compared to recording no gains on sales or calls of investment securities during the same period of 2022;

●	Mortgage banking income decreased by $725 thousand, or 75.8%, due primarily to Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC having a lower volume of loan closings as compared to the same period in 2021; and

●	Other income decreased by $131 thousand, or 14.7%, due primarily to lower mortgage division fees at Delmarva, Virginia Partners recording lower fees from its participation in a loan hedging program with a correspondent bank, and decreases in ATM fees and debit card income.

Other income for the nine months ended September 30, 2022 decreased by $2.6 million, or 39.1%, when compared to the nine months ended September 30, 2021. Key changes in the components of other income for the nine months ended September 30, 2022, as compared to the same period in 2021, are as follows:

●	Service charges on deposit accounts increased by $151 thousand, or 26.3%, due primarily to increases in overdraft fees as a result of the easing of restrictions and the lifting of lockdowns in the Company’s markets of operation and Virginia Partners no longer automatically waiving overdraft fees which was previously done in an effort to provide all necessary financial support and services to its customers and communities, both as related to the ongoing COVID-19 pandemic as compared to the same period of 2021;

●	(Losses) gains on sales and calls of investment securities decreased by $28 thousand, or 123.8%, due primarily to Virginia Partners recording losses of $5 thousand on sales or calls of investment securities during the first nine months of 2022, as compared to recording gains of $19 thousand on sales or calls of investment securities during the same period of 2021. In addition, during the first nine months of 2021, Delmarva recorded gains of $3 thousand on sales or calls of investment securities, as compared to recording no gains on sales or calls of investment securities during the same period of 2022;

●	Impairment (loss) on restricted stock increased from zero to $1 thousand, due primarily to Virginia Partners recording the final write-down of its investment in Maryland Financial Bank, which had been going through an orderly liquidation;

●	Mortgage banking income decreased by $2.1 million, or 69.0%, due primarily to Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC having a lower volume of loan closings as compared to the same period in 2021;

●	Gains on sales of other assets decreased by $1 thousand, or 100.0%, as a result of Delmarva selling its VISA credit card portfolio during the first quarter of 2021. There were no gains on sales of other assets for the same period of 2022; and

●	Other income decreased by $563 thousand, or 19.6%, due primarily to lower mortgage division fees at Delmarva, Virginia Partners recording lower fees from its participation in a loan hedging program with a correspondent bank, and decreases in ATM fees and debit card income, which were partially offset by Delmarva recording higher earnings on bank owned life insurance policies due to additional purchases made in 2021.

Other Expenses

Other expenses in the third quarter of 2022 decreased by $10 thousand, or 0.1%, when compared to the third quarter of 2021. Key changes in the components of other expenses for the three months ended September 30, 2022, as compared to the same period in 2021, are as follows:

●	Salaries and employee benefits decreased by $149 thousand, or 2.6%, primarily due to decreases related to staffing changes, a decrease in commissions expense paid due to the decrease in mortgage banking income from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, and lower payroll taxes, which were partially offset by merit increases and higher expenses related to benefit costs and bonus accruals. In addition, salaries and employee benefits increased due to Virginia Partners’ new key hires and expansion into the Greater Washington market;

●	Premises and equipment increased by $98 thousand, or 7.5%, primarily due to an increase related to Virginia Partners opening its new full-service branch and commercial banking office in Reston, Virginia during the third quarter of 2021, and higher expenses related to software amortization and maintenance contracts, which were partially offset by lower expenses related to building security and purchased equipment and furniture, the cost of which did not qualify for capitalization;

●	Amortization of core deposit intangible decreased by $20 thousand, or 13.4%, primarily due to lower amortization related to the $2.7 million and $1.5 million, respectively, in core deposit intangibles recognized in the Virginia Partners and Liberty Bell Bank acquisitions;

●	Losses and operating expenses on other real estate owned decreased by $35 thousand, or 100.0%, primarily due to valuation adjustments and expenses being recorded on properties during the third quarter of 2021 as compared to no valuation adjustments or expenses being recorded during the same period of 2022;

●	Merger related expenses increased from zero to $167 thousand, primarily due to legal fees and other costs associated with the pending merger with OceanFirst; and

●	Other expenses decreased by $72 thousand, or 2.4%, primarily due to lower expenses related to legal, other professional fees, FDIC insurance assessments, other losses, postage, printing and supplies, and travel and entertainment, which were partially offset by higher expenses related to loans, advertising, ATM, audit and accounting fees, and sponsorships.

Other expenses for the nine months ended September 30, 2022 increased by $365 thousand, or 1.2%, when compared to the nine months ended September 30, 2021. Key changes in the components of other expenses for the nine months ended September 30, 2022, as compared to the same period in 2021, are as follows:

●	Salaries and employee benefits decreased by $16 thousand, or 0.1%, primarily due to decreases related to staffing changes and a decrease in commissions expense paid due to the decrease in mortgage banking income from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, which were partially offset by merit increases and higher expenses related to payroll taxes, benefit costs, stock-based compensation expense and bonus accruals. In addition, salaries and employee benefits increased due to Virginia Partners’ new key hires and expansion into the Greater Washington market and Delmarva opening its new full-service branch at 26th Street in Ocean City, Maryland;

●	Premises and equipment increased by $504 thousand, or 13.3%, primarily due to increases related to Delmarva opening its new full-service branch at 26th Street in Ocean City, Maryland during the second quarter of 2021 and Virginia Partners opening its new full-service branch and commercial banking office in Reston, Virginia during the third quarter of 2021, and higher expenses related to software amortization and maintenance contracts, which were partially offset by lower expenses related to building security and purchased software, the cost of which did not qualify for capitalization;

●	Amortization of core deposit intangible decreased by $60 thousand, or 13.1%, primarily due to lower amortization related to the $2.7 million and $1.5 million, respectively, in core deposit intangibles recognized in the Virginia Partners and Liberty Bell Bank acquisitions;

●	(Gains) losses and operating expenses on other real estate owned increased by $192 thousand, or 105.2%, primarily due to valuation adjustments being recorded on properties during the first nine months of 2021 as compared to no valuation adjustments being recorded during the same period of 2022, and lower expenses related to other real estate owned;

●	Merger related expenses increased from zero to $720 thousand, primarily due to legal fees and other costs associated with the pending merger with OceanFirst; and

●	Other expenses decreased by $591 thousand, or 6.5%, primarily due to lower expenses related to legal, subscriptions and publications, data and item processing, other losses, and other professional fees, which were partially offset by higher expenses related to advertising, printing and postage, FDIC insurance assessments, loans, consulting, ATM, Virginia Partners state franchise tax, and telephone and data circuits.

Federal and State Income Taxes

Federal and state income taxes for the three months ended September 30, 2022 increased by $453 thousand, or 53.9%, when compared to the three months ended September 30, 2021. This increase was due primarily to higher consolidated income before taxes, higher merger related expenses, which are typically non-deductible, and lower earnings on tax-exempt income, primarily tax-exempt investment securities. For the three months ended September 30, 2022, the Company’s effective tax rate was approximately 23.9% as compared to 23.8% for the same period in 2021.

Federal and state income taxes for the nine months ended September 30, 2022 increased by $1.1 million, or 57.8%, when compared to the nine months ended September 30, 2021. This increase was due primarily to higher consolidated income before taxes, higher merger related expenses, which are typically non-deductible, and lower earnings on tax-exempt income, primarily tax-exempt investment securities. For the nine months ended September 30, 2022 and 2021, the Company’s effective tax rate was approximately 23.7%, respectively.

Virginia Partners is not subject to Virginia state income tax, but instead pays Virginia franchise tax. The Virginia franchise tax paid by Virginia Partners is recorded in the “Other expenses” line item on the Consolidated Statements of Income for the three and nine months ended September 30, 2022 and 2021.

Balance Sheet

Changes in key balance sheet components as of September 30, 2022 compared to December 31, 2021 were as follows:

●	Total assets as of September 30, 2022 were $1.65 billion, an increase of $5.7 million, or 0.3%, from December 31, 2021. Key drivers of this change were increases in investment securities available for sale, at fair value, and total loans held for investment, which were partially offset by decreases in cash and cash equivalents;

●	Interest bearing deposits in other financial institutions as of September 30, 2022 were $210.9 million, a decrease of $87.0 million, or 29.2%, from December 31, 2021. Key drivers of this change were an increase in investment securities available for sale, at fair value, and total loan growth outpacing total deposit growth;

●	Federal funds sold as of September 30, 2022 were $24.6 million, a decrease of $3.5 million, or 12.4%, from December 31, 2021. Key drivers of this change were the aforementioned items noted in the analysis of interest bearing deposits in other financial institutions;

●	Investment securities available for sale, at fair value as of September 30, 2022 were $131.5 million, an increase of $9.4 million, or 7.7%, from December 31, 2021. Key drivers of this change were management of the investment securities portfolio in light of the Company’s liquidity needs, which were partially offset by two higher yielding investment securities being called, and an increase in unrealized losses on the investment securities available for sale portfolio;

●	Loans, net of unamortized discounts on acquired loans of $1.8 million as of September 30, 2022 were $1.20 billion, an increase of $86.8 million, or 7.8%, from December 31, 2021. The key driver of this change was an increase in organic growth, including growth of approximately $46.2 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market, which was partially offset by forgiveness payments received of approximately $8.2 million under round two of the PPP. As of September 30, 2022, there were no loans under round two of the PPP that were still outstanding;

●	Total deposits as of September 30, 2022 were $1.46 billion, an increase of $13.1 million, or 0.9%, from December 31, 2021. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking and Virginia Partners’ recent expansion into the Greater Washington market, and customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty and volatility in stock and other investment markets;

●	Total borrowings as of September 30, 2022 were $48.8 million, a decrease of $404 thousand, or 0.8%, from December 31, 2021. Key drivers of this change was a decrease in long-term borrowings with the Federal Home Loan Bank resulting from scheduled principal curtailments, which was partially offset by an increase in Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC’s warehouse line of credit with another financial institution; and

●	Total stockholders’ equity as of September 30, 2022 was $133.8 million, a decrease of $7.6 million, or 5.4%, from December 31, 2021. Key drivers of this change were an increase in accumulated other comprehensive (loss), net of tax, and cash dividends paid to shareholders, which were partially offset by the net income attributable to the Company for the nine months ended September 30, 2022, the proceeds from stock option exercises, and stock-based compensation expense related to restricted stock awards.

Changes in key balance sheet components as of September 30, 2022 compared to September 30, 2021 were as follows:

●	Total assets as of September 30, 2022 were $1.65 billion, an increase of $12.9 million, or 0.8%, from September 30, 2021. Key drivers of this change were increases in investment securities available for sale, at fair value, and total loans held for investment, which were partially offset by decreases in cash and cash equivalents;

●	Interest bearing deposits in other financial institutions as of September 30, 2022 were $210.9 million, a decrease of $89.8 million, or 29.9%, from September 30, 2021. Key drivers of this change were total loan growth outpacing total deposit growth and an increase in investment securities available for sale, at fair value;

●	Federal funds sold as of September 30, 2022 were $24.6 million, a decrease of $5.4 million, or 18.1%, from September 30, 2021. Key drivers of this change were the aforementioned items noted in the analysis of interest bearing deposits in other financial institutions;

●	Investment securities available for sale, at fair value as of September 30, 2022 were $131.5 million, an increase of $15.9 million, or 13.8%, from September 30, 2021. Key drivers of this change were management of the investment securities portfolio in light of the Company’s liquidity needs and lower accelerated prepayments on mortgage-backed investment securities in the previously low interest rate environment, which were partially offset by higher yielding investment securities being called and an increase in unrealized losses on the investment securities available for sale portfolio;

●	Loans, net of unamortized discounts on acquired loans of $1.8 million as of September 30, 2022 were $1.20 billion, an increase of $98.8 million, or 8.9%, from September 30, 2021. Key drivers of this change were an increase in organic growth, including growth of approximately $55.8 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market, which was partially offset by forgiveness payments received of approximately $14.4 million under rounds one and two of the PPP. As of September 30, 2022, there were no loans under rounds one or two of the PPP that were still outstanding;

●	Total deposits as of September 30, 2022 were $1.46 billion, an increase of $20.5 million, or 1.4%, from September 30, 2021. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking and Virginia Partners’ recent expansion into the Greater Washington market, and customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty and volatility in stock and other investment markets;

●	Total borrowings as of September 30, 2022 were $48.8 million, a decrease of $442 thousand, or 0.9%, from September 30, 2021. Key drivers of this change was a decrease in long-term borrowings with the Federal Home Loan Bank resulting from scheduled principal curtailments, which was partially offset by an increase in Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC’s warehouse line of credit with another financial institution; and

●	Total stockholders’ equity as of September 30, 2022 was $133.8 million, a decrease of $5.8 million, or 4.1%, from September 30, 2021. Key drivers of this change were an increase in accumulated other comprehensive (loss), net of tax, and cash dividends paid to shareholders, which were partially offset by the net income attributable to the Company for the period October 1, 2021 through September 30, 2022, the proceeds from stock option exercises, and stock-based compensation expense related to restricted stock awards.

As of September 30, 2022, all of the capital ratios of Delmarva and Virginia Partners continue to exceed regulatory requirements, with total risk-based capital substantially above well-capitalized regulatory requirements.

Asset Quality

The asset quality measures depicted below continue to reflect the Company’s efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for credit losses.

The following table depicts the net charge-off activity for the three and nine months ended September 30, 2022 and 2021:

Net Charge-off Activity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Dollars in Thousands	2022	2021	2022	2021
Net charge-offs	$660	$249	$1,640	$740
Net charge-offs/Average loans*	0.22%	0.09%	0.19%	0.09%

*  Annualized for the three and nine months ended September 30, 2022 and 2021, respectively.

The following table depicts the level of the allowance for credit losses as of September 30, 2022, December 31, 2021 and September 30, 2021:

Allowance for Credit Losses

Dollars in Thousands	September 30, 2022	December 31, 2021	September 30, 2021
Allowance for credit losses	$13,818	$14,656	$15,031
Allowance for credit losses/Period end loans	1.15%	1.31%	1.36%
Allowance for credit losses/Period end loans (excluding PPP loans)	1.15%	1.32%	1.38%
Allowance for credit losses/Nonaccrual loans	341.19%	163.55%	222.45%
Allowance for credit losses/Nonperforming loans	319.49%	163.55%	222.45%

As of September 30, 2022, the Company has not yet adopted FASB ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The adoption of this accounting standard will require the Company to calculate its allowance for credit losses on the basis of the current expected credit losses over the lifetime of our loans, or the CECL model, which is expected to be applicable to the Company beginning in 2023.

The following table depicts the unamortized discounts on acquired loans related to the acquisitions of Liberty Bell Bank and Virginia Partners:

Unamortized Discounts on Acquired Loans

Dollars in Thousands	September 30, 2022	December 31, 2021	September 30, 2021
Unamortized discounts on acquired loans	$1,810	$2,329	$2,660

The following table depicts the level of nonperforming assets as of September 30, 2022, December 31, 2021 and September 30, 2021:

Nonperforming Assets

Dollars in Thousands	September 30, 2022	December 31, 2021	September 30, 2021
Nonaccrual loans	$4,050	$8,961	$6,757
Loans past due 90 days and accruing interest	$275	$-	$-
Total nonperforming loans	$4,325	$8,961	$6,757
Other real estate owned, net	$-	$837	$1,303
Total nonperforming assets	$4,325	$9,798	$8,060
Nonperforming assets/Total assets	0.26%	0.60%	0.49%
Nonperforming assets/Total loans and other real estate owned, net	0.36%	0.88%	0.73%

COVID-19 Pandemic Update

Beginning late in the first quarter of 2020, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under the PPP in order to further assist their communities. During round one of this program, on a consolidated basis, the Company directly originated and funded almost 700 loans totaling approximately $64.2 million, all of which were previously pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Beginning in the fourth quarter of 2020 and continuing through the fourth quarter of 2021, the Company received forgiveness payments from the Small Business Administration related to all of these loans. As of September 30, 2022, on a consolidated basis, the Company had no loans outstanding under round one of this program.

Beginning early in the first quarter of 2021, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under round two of this program. During round two of this program, on a consolidated basis, the Company directly originated and funded over 430 loans totaling approximately $30.9 million, none of which were pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. As of September 30, 2022, on a consolidated basis, the Company had no loans outstanding under round two of this program.

In addition, in an effort to support the Company’s borrowers in their times of need, the Company granted loan payment deferrals to certain borrowers, who were current on their payments prior to the COVID-19 pandemic, on a short-term basis of three to six months. At the peak, which occurred during the second quarter of 2020, the Company, on a consolidated basis, had approved loan payment deferrals or payments of interest only for 548 loans totaling $286.6 million, which represented approximately 28.8% of total loan balances outstanding. As of September 30, 2022, all of the loan balances that were approved by the Company, on a consolidated basis, for loan payment deferrals or payments of interest only have either resumed regular payments or have been paid off. As of September 30, 2022, on a consolidated basis, there were no loans outstanding with respect to which the Company has granted loan payment deferrals or payments of interest only.

The Company continues to closely monitor credit risk and its exposure to increased loan losses resulting from the impact of the COVID-19 pandemic on its borrowers. The Company has identified nine specific higher risk industries for credit exposure monitoring during this crisis.

The table below identifies these higher risk industries and the Company’s exposure to them as of September 30, 2022:

As of September 30, 2022
Higher Risk Industries	Loan balances outstanding (dollars in thousands)	Number of loans outstanding	As a percentage of total loan balances outstanding (%)*
Hospitality (Hotels)	$80,606	32	6.70%
Amusement Services	16,115	16	1.34%
Restaurants	66,855	65	5.55%
Retail Commercial Real Estate	33,052	40	2.75%
Movie Theatres	6,136	2	0.51%
Aviation	0	0	0.00%
Charter Boats/Cruises	1,702	3	0.14%
Commuter Services	44	4	0.00%
Manufacturing/Distribution	2,112	6	0.18%
Totals	$206,622	168	17.16%

*  Excludes loans originated under the PPP of the Small Business Administration.

As of September 30, 2022, there were no loans within these higher risk industries with respect to which the Company has granted loan payment deferrals.

About Partners Bancorp

Partners Bancorp is the holding company for The Bank of Delmarva and Virginia Partners Bank. The Bank of Delmarva commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through eleven branch locations in Maryland and Delaware, and three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service. Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia and operates a full service branch and commercial banking office in Reston, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. For more information, visit www.partnersbancorp.com, www.bankofdelmarvahb.com and www.vapartnersbank.com.

For further information, please contact Lloyd B. Harrison, III, Chief Executive Officer, at 540-899-2234, John W. Breda, President and Chief Operating Officer, at 410-548-1100 x10233, J. Adam Sothen, Chief Financial Officer, at 540-322-5521, or Betsy Eicher, Chief Accounting Officer, at 667-253-2904.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements related to the completion and benefits of the merger with OceanFirst, Mr. Harrison’s quotes and statements regarding expected future financial performance, potential effects of the COVID-19 pandemic, strategic business initiatives including growth in the Greater Washington market and the anticipated effects thereof, margin expansion, technology initiatives, asset quality, adequacy of allowances for credit losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: (1) the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed merger with OceanFirst may not be realized or may take longer than anticipated to be realized, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the condition of the economy and competitive factors in areas where OceanFirst and the Company do business, (2) deposit attrition, operating costs, customer losses and other disruptions to the parties’ businesses as a result of the announcement and pendency of the proposed merger, and diversion of management’s attention from ongoing business operations and opportunities, (3) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement, (4) the risk that the integration of OceanFirst and the Company’s operations will be materially delayed or will be more costly or difficult than expected or that OceanFirst and the Company are otherwise unable to successfully integrate their businesses, (5) the outcome of any legal proceedings instituted against OceanFirst and/or the Company, (6) the failure to obtain governmental approvals required to complete the merger (and the risk that such governmental approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction), (7) reputational risk and potential adverse reactions of OceanFirst and/or the Company’s customers, suppliers, employees or other business partners, including those resulting from the announcement or completion of the proposed merger, (8) the failure of any of the closing conditions in the merger agreement to be satisfied on a timely basis or at all, (9) changes in interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (10) general business conditions, as well as conditions within the financial markets, including the impact thereon of geopolitical conflicts such as the military conflict between Russian and Ukraine, (11) general economic conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, increases in unemployment levels and inflation, recession and slowdowns in economic growth, including as a result of the COVID-19 pandemic, (12) the effect of steps the Company takes in response to the COVID-19 pandemic, the severity and duration of the pandemic and the distribution and efficacy of vaccines, the pace of recovery as the pandemic subsides and the heightened impact it has on many of the risks described herein, (13) legislative or regulatory changes and requirements, including further legislative and regulatory changes related to the COVID-19 pandemic, (14) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (15) changes in the value of securities held in the Company’s investment portfolios, (16) changes in the quality or composition of the loan portfolios and the value of the collateral securing those loans, (17) changes in the level of net charge-offs on loans and the adequacy of our allowance for credit losses, (18) demand for loan products, (19) deposit flows, (20) the strength of the Company’s counterparties, (21) competition from both banks and non-banks, (22) demand for financial services in the Company’s market area, (23) reliance on third parties for key services, (24) changes in the commercial and residential real estate markets, (25) cyber threats, attacks or events, (26) expansion of Delmarva’s and Virginia Partners’ product offerings, (27) changes in accounting principles, policies and guidelines, and elections by the Company thereunder, and (28) potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to the COVID-19 pandemic. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. For additional information on risk factors that could affect the forward-looking statements contained herein, see the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission (“SEC”).

PARTNERS BANCORP

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,	December 31,
	2022	2021	2021
	(Unaudited)	(Unaudited)	*
ASSETS
Cash and due from banks	$12,783,517	$16,175,876	$12,886,968
Interest bearing deposits in other financial institutions	210,934,967	300,769,632	297,901,913
Federal funds sold	24,572,501	29,995,154	28,039,854
Cash and cash equivalents	248,290,985	346,940,662	338,828,735
Investment securities available for sale, at fair value	131,465,149	115,550,452	122,020,826
Loans held for sale	201,245	5,803,392	4,064,312
Loans, less allowance for credit losses of $13,818,248 at September 30, 2022, $15,031,048 at September 30, 2021 and $14,655,654 at December 31, 2021	1,190,142,289	1,090,169,336	1,102,538,982
Accrued interest receivable	4,034,632	4,407,957	4,313,207
Premises and equipment, less accumulated depreciation	15,257,774	16,347,011	16,174,870
Restricted stock	4,889,150	4,869,456	4,869,456
Operating lease right-of-use assets	5,290,145	6,725,663	6,009,025
Finance lease right-of-use assets	1,584,382	1,721,289	1,687,059
Other investments	4,864,456	5,075,104	5,064,801
Bank owned life insurance	18,592,308	18,140,898	18,254,339
Other real estate owned, net	-	1,303,325	837,000
Core deposit intangible, net	1,665,517	2,205,431	2,060,463
Goodwill	9,581,668	9,581,668	9,581,668
Other assets	14,850,016	9,006,592	8,675,237
Total assets	$1,650,709,716	$1,637,848,236	$1,644,979,980

LIABILITIES
Deposits:
Non-interest bearing demand	$568,113,490	$493,786,134	$493,913,054
Interest bearing demand	143,564,095	148,955,060	159,420,637
Savings and money market	441,230,050	382,991,875	410,286,409
Time	303,036,620	409,719,600	379,255,563
	1,455,944,255	1,435,452,669	1,442,875,663
Accrued interest payable on deposits	189,311	311,422	279,943
Long-term borrowings with the Federal Home Loan Bank	25,819,286	26,477,857	26,313,214
Subordinated notes payable, net	22,203,050	22,156,724	22,168,305
Other borrowings	810,771	640,280	755,403
Operating lease liabilities	5,687,948	7,052,986	6,372,332
Finance lease liabilities	2,035,918	2,154,737	2,125,347
Other liabilities	4,260,635	4,052,808	2,722,266
Total liabilities	1,516,951,174	1,498,299,483	1,503,612,473

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 40,000,000 shares, issued and outstanding 17,961,699 as of September 30, 2022, 17,788,472 as of September 30, 2021 and 17,941,604 as of December 31, 2021, including 18,669 nonvested shares as of September 30, 2022, 58,824 nonvested shares as of September 30, 2021 and 28,000 nonvested shares as of December 31, 2021	179,430	177,266	179,136
Surplus	88,575,750	87,058,140	88,389,831
Retained earnings	59,355,817	50,288,700	51,304,840
Noncontrolling interest in consolidated subsidiaries	727,299	1,121,482	1,179,042
Accumulated other comprehensive (loss) income, net of tax	(15,079,754)	903,165	314,658
Total stockholders' equity	133,758,542	139,548,753	141,367,507
Total liabilities and stockholders' equity	$1,650,709,716	$1,637,848,236	$1,644,979,980

 *  Derived from audited consolidated financial statements.

 The amounts presented in the Consolidated Balance Sheets as of September 30, 2022 and 2021 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	September 30,
	2022	2021
INTEREST INCOME ON:
Loans, including fees	$14,118,979	$13,380,511
Investment securities:
Taxable	606,695	309,776
Tax-exempt	180,258	216,537
Federal funds sold	352,763	24,895
Other interest income	1,197,807	149,035
	16,456,502	14,080,754

INTEREST EXPENSE ON:
Deposits	1,070,540	1,638,825
Borrowings	511,096	537,894
	1,581,636	2,176,719

NET INTEREST INCOME	14,874,866	11,904,035
Provision for (reversal of) credit losses	419,000	(30,000)

NET INTEREST INCOME AFTER PROVISION FOR (REVERSAL OF) CREDIT LOSSES	14,455,866	11,934,035

OTHER INCOME:
Service charges on deposit accounts	254,646	224,670
(Losses) gains on sales and calls of investment securities	(5,322)	2,533
Mortgage banking income	231,373	956,809
Other income	760,448	891,041
	1,241,145	2,075,053

OTHER EXPENSES:
Salaries and employee benefits	5,687,787	5,837,203
Premises and equipment	1,411,411	1,313,482
Amortization of core deposit intangible	128,364	148,253
Losses and operating expenses on other real estate owned	-	34,794
Merger related expenses	167,417	-
Other expenses	2,952,597	3,024,157
	10,347,576	10,357,889

INCOME BEFORE TAXES ON INCOME	5,349,435	3,651,199

Federal and state income taxes	1,291,996	839,470

NET INCOME	$4,057,439	$2,811,729
Net loss (income) attributable to noncontrolling interest	$52,112	$(116,907)
Net income attributable to Partners Bancorp	$4,109,551	$2,694,822

Earnings per common share:
Basic	$0.229	$0.151
Diluted	$0.228	$0.151

The amounts presented in these Consolidated Statements of Income for the three months ended September 30, 2022 and 2021 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
INTEREST INCOME ON:
Loans, including fees	$40,222,265	$39,616,973
Investment securities:
Taxable	1,518,898	757,478
Tax-exempt	544,789	661,368
Federal funds sold	433,085	44,300
Other interest income	1,914,186	403,576
	44,633,223	41,483,695

INTEREST EXPENSE ON:
Deposits	3,439,766	5,233,645
Borrowings	1,524,214	1,723,087
	4,963,980	6,956,732

NET INTEREST INCOME	39,669,243	34,526,963
Provision for credit losses	803,000	2,568,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	38,866,243	31,958,963

OTHER INCOME:
Service charges on deposit accounts	726,664	575,366
(Losses) gains on sales and calls of investment securities	(5,322)	22,326
Impairment (loss) on restricted stock	(1,182)	-
Mortgage banking income	949,341	3,065,488
Gains on sales of other assets	-	1,405
Other income	2,316,576	2,879,966
	3,986,077	6,544,551

OTHER EXPENSES:
Salaries and employee benefits	16,767,374	16,782,969
Premises and equipment	4,292,286	3,788,506
Amortization of core deposit intangible	394,946	454,614
(Gains) losses and operating expenses on other real estate owned	(9,515)	182,963
Merger related expenses	720,081	-
Other expenses	8,482,749	9,073,906
	30,647,921	30,282,958

INCOME BEFORE TAXES ON INCOME	12,204,399	8,220,556

Federal and state income taxes	2,913,930	1,846,543

NET INCOME	$9,290,469	$6,374,013
Net loss (income) attributable to noncontrolling interest	$107,639	$(426,297)
Net income attributable to Partners Bancorp	$9,398,108	$5,947,716

Earnings per common share:
Basic	$0.523	$0.335
Diluted	$0.522	$0.334

The amounts presented in these Consolidated Statements of Income for the nine months ended September 30, 2022 and 2021 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.